Exhibit 99.1

Neustar Appoints Data Science Expert Venkat Achanta as Chief Data and Analytics Officer
Former Walmart Chief Data Officer Brings Deep Expertise in Enterprise Data, Analytics and Insights from Top Firms Including AIG, Capital One and Experian
STERLING, Va., July 13, 2016 - Neustar, Inc. (NYSE: NSR), a trusted, neutral provider of real-time information services, today announced that data science expert Venkat Achanta has been appointed Chief Data and Analytics Officer. In this newly created role, Achanta will be responsible for expanding Neustar’s authoritative identity and attribution platform to find innovative ways to create connected customer experiences across people, places and things. He will be based in San Francisco, California and report to Lisa Hook, Neustar’s President and Chief Executive Officer.
“Today there are more devices than people connected to the internet. As we enter this new, connected world, businesses and organizations, now more than ever, need to understand how people, places and things are connected. In addition to data science skills, research and analytics expertise are required as well as a deep understanding of real-world environments operating at scale,” said Lisa Hook. “From managing the complex scale of data in the retail industry to navigating the sophisticated data security concerns in the financial services industry, Venkat’s enterprise-class expertise makes him uniquely qualified to lead Neustar’s data science innovations that will help our clients and partners.”
Achanta has more than 20 years of experience in data science, analytics and enterprise information management. Prior to Neustar, Achanta served as Chief Data Officer at Walmart, where he was responsible for all data and analytics delivery platforms across the company, optimizing customer experiences across retail channels. Prior to Walmart, Achanta served as Senior Vice President, Global Head of Analytics and Big Data at AIG, Vice President, Enterprise Data Services at Capital One and Vice President, Global Product Development and Delivery at Experian.
“Companies are overwhelmed with data and the problem is only going to get worse,” said Venkat Achanta. “We need to move beyond buzzwords like ‘Big Data.’ What clients need are better insights, better context and better visibility across all connections to make better business decisions. We’re just at the beginning of the connected world and I’m thrilled to be at Neustar, a company that will play a critical role in helping drive the connected world forward.”
About Neustar
Every day, the world generates roughly 2.5 quadrillion bits of data. Neustar (NYSE: NSR) isolates certain elements and analyzes, simplifies and edits them to make precise and valuable decisions that drive results. As one of the few companies capable of knowing with certainty who is on the other end of every interaction, we’re trusted by the world’s great brands to make critical decisions some 20 billion times a day. We help marketers send timely and relevant messages to the right people. Because we can authoritatively tell a client exactly who is calling or connecting with them, we make critical real-time responses possible. And the same comprehensive information that enables our clients to direct and manage orders also stops attackers. We know when someone isn’t who they claim to be, which helps stop fraud and denial of service before they’re a problem. Because we’re also an experienced manager of some of the world’s most complex databases, we help clients control their online identity, registering and protecting their domain name, and routing traffic to the correct network address. By linking the most essential information with the people who depend on it, we provide more than 12,000 clients worldwide with decisions-not just data. More information is available at http://www.neustar.biz